Exhibit 5.1

[DEBEVOISE & PLIMPTON LLP LETTERHEAD]

August 11, 2015

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Spirit Airlines, Inc.

Pass Through Certificates, Series 2015-1

Ladies and Gentlemen:

We have acted as special counsel to Spirit Airlines, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-202260) (the “Registration Statement”) and in connection and in connection with the issuance and sale by the Company today of $455,622,000 face amount of Pass Through Certificates, Series 2015-1A (the “Class A Certificates”) and $120,959,000 face amount of Pass Through Certificates, Series 2015-1B (the “Class B Certificates”, and together with the Class A Certificates, collectively, the “Certificates”) to Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated as of July 28, 2015 (the “Underwriting Agreement”), among the Company, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC. The Certificates will be issued under the Pass Through Trust Agreement, dated as of August 11, 2015 (the “Basic Agreement”), between the Company and Wilmington Trust, National Association, as Pass Through Trustee for the trust relating to each class of the Certificates (being referred to herein individually as the “Trustee”), as supplemented for the Class A Certificates by the Trust Supplement 2015-1A, dated as of August 11, 2015 (the “Class A Trust Supplement”), and as supplemented for the Class B Certificates by the Trust Supplement 2015-1B, dated as of August 11, 2015 (the “Class B Trust Supplement” and, together with the Class A Trust Supplement, the “Trust Supplements”).

As used herein, the following terms have the following meanings: the term “Prospectus Supplement” means the prospectus supplement, dated July 28, 2015, relating to the Certificates, in the form filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), including the documents incorporated by reference therein. The term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.

Spirit Airlines, Inc.	August 11, 2015

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Trust Supplements, the Underwriting Agreement and any other applicable documents and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents. We have further assumed that the Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.

Based on and subject to the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Class A Certificates being issued today constitute the valid and binding obligation of the Class A Trustee, enforceable against the Class A Trustee in accordance with their terms, and the holders of the Class A Certificates are entitled to the benefits of the Basic Agreement and the Class A Trust Supplement.

2. The Class B Certificates being issued today constitute the valid and binding obligation of the Class B Trustee, enforceable against the Class B Trustee in accordance with their terms, and the holders of the Class B Certificates are entitled to the benefits of the Basic Agreement and the Class B Trust Supplement.

Our opinions set forth above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting creditors’ or secured parties’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding at in equity or at law), including without limitation the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance, injunctive relief, the appointment of a receiver or other equitable remedies may be sought, (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of

Spirit Airlines, Inc.	August 11, 2015

the Certificates or the Basic Agreement, as amended by the Trust Supplements, that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1-102(3) of the Uniform Commercial Code (as in effect in any applicable jurisdiction) or other provisions of applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy or (iv) provide for the severability of, or that the parties to the Basic Agreement, as amended by the Trust Supplements, shall engage in negotiations to replace, any illegal, prohibited or unenforceable provision. In addition, the enforceability of any provision in the Certificates or the Basic Agreement, as amended by the Trust Supplements, to the effect that (x) the terms thereof may not be waived or modified except in writing, or (y) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We express no opinion as to any provisions of the Certificates or the Basic Agreement, as amended by the Trust Supplements, relating to the submission to the jurisdiction of any court other than the courts of the State of New York sitting in the City of New York and the United States District Court for the Southern District of New York, and we express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Certificates or the Basic Agreement, as supplemented and amended by the Trust Supplements, or any of the transactions contemplated thereby.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are normally applicable to transactions of the type contemplated by the Basic Agreement, as amended by the Trust Supplements, without regard to the particular nature of the businesses conducted by, or the legal or regulatory status of, the parties to the Basic Agreement, as amended by the Trust Supplements. In addition, without limiting the generality of the foregoing, we express no opinion with respect to, or with respect to the applicability to the opinions expressed herein of, of any aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Convention on International Interests in Mobile Equipment and the related Aircraft Equipment Protocol, or any other laws, rules, or regulations governing, regulating or relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof), or any other laws, rules or regulations applicable to the particular nature of the equipment subject to the Basic Agreement, as amended by the Trust Supplements, or the business conducted by the Company or the related Trustee. In addition, we express no opinion as to the effect of, or compliance with, any United States Federal or state laws, rules or regulations relating to (i) fraudulent transfers, fraudulent conveyances or preferential transfers, (ii) taxes, (iii) banking, insurance, financial services or financial institutions, (iv) commodities trading, futures or swaps, (v) pensions or employee benefits (including the Employee Retirement Income Security Act of 1974, as amended), or (vi) any United States Federal or state securities or “blue sky” laws, rules or regulations, including without limitation, in each case, as to the effect of any thereof on the validity, binding effect or enforceability of any of the Certificates or the Basic Agreement, as amended by the Trust Supplements. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.

Spirit Airlines, Inc.	August 11, 2015

In rendering the opinions set forth above, we have relied upon, and have assumed the correctness of, (a) the opinion dated today and delivered to you of Thomas Canfield, Esq., Senior Vice President and General Counsel of the Company, and (b) the opinion dated today and delivered to you of Morris James LLP, special counsel for the Trustee, and we have made no investigation of law or fact as to the matters stated in such opinions. Other than to the extent we specifically express an opinion herein, we have made the same assumptions as set forth in such opinions, and our opinion is subject to all the assumptions, qualifications and limitations as are therein set forth.

This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on August 11, 2015 and incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of the Certificates” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP